Exhibit 1.02

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Software Signs Term Sheet to Acquire a Provider of Supply

Chain and Demand Planning Solutions

SHANGHAI, ATLANTA, Jan. 15, 2010 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, today announced it has signed a term sheet to acquire a provider of supply chain management solutions.

In the event that this transaction is completed, we believe this targeted acquisition will allow us to offer new technology that includes integrated supply chain, demand planning and performance management solutions that are expected to complement CDC Software’s portfolio of back office applications. This acquisition is expected to generate new cross-selling opportunities with CDC Software’s CDC Supply Chain, Truition and Activplant solutions, where the product lines share similar Tier 1 vertical markets that include high tech and automotive customers. This targeted acquisition also offers a supply chain planning solution tailored specifically for the small to medium-size enterprise market that we believe can be sold with Ross Enterprise.

Founded more than a decade ago, this venture-capital financed company has more than 100 customers primarily in the industrial, high tech, and chemical markets.

“Based upon our analysis and projections performed to date, this planned acquisition is expected to be earnings accretive immediately, and we believe it would be an excellent cross-selling fit with our CDC Supply Chain, Ross Enterprise and the newly acquired Activplant and Truition solutions,” said Bruce Cameron, president of CDC Software. “This company’s solutions are used by some of the world’s leading brands in the high tech, industrial and CPG markets, and their international presence in Europe and Asia would also complement the established infrastructure CDC Software already has in those regions. We also believe this new technology will provide our customers with a 360 degree view of their supply and demand requirements and constraints, as well as the analysis needed to optimize their supply chains.”

This planned acquisition is the latest in several key moves made in recent months by CDC Software to acquire companies that help fill out its technology portfolio or to aid its expansion into new markets and geographic regions. In the last few months, CDC Software has acquired WKD Solutions, a supply chain event management software company, Activplant, a provider of manufacturing intelligence software, Truition, a cloud-based on demand e-Commerce platform provider for retailers and brand manufacturers, and gomembers, a provider of cloud-based software-as-a-service (SaaS) enterprise software for the Not-For-Profit (NFP) and Non-Governmental Organizations (NGO) markets.

The acquisition is subject to several customary closing conditions, including the execution of definitive documentation related to the acquisition, the receipt of all requisite approvals and consents, and the satisfactory completion of due diligence by CDC Software.

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience, while increasing efficiencies and profitability. CDC Software provides customers with maximum flexibility in their solutions through multiple deployment options which best fit their business needs. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions such as on-premise, cloud-based or hybrid (blending of the two options) deployment offerings. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Activplant (enterprise manufacturing intelligence), CDC Ross ERP (enterprise resource planning), CDC Supply Chain (supply chain management , warehouse management and order management),CDC xAlerts (real-time supply chain event management), CDC Power (discrete ERP), CDC eCommerce, CDC NFP/NGO, CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and IT consulting. For more information, please visit www.cdcsoftware.com.

About CDC Corporation

The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our expectations for completing this acquisition of the company and the terms thereof, if at all, our expectations regarding the potential benefits of acquiring company, our expectations regarding our ability to offer new technology that includes integrated supply chain, demand planning and performance management solutions, our beliefs about the competitive and market position of company, our beliefs regarding company’s technology and products, our expectations regarding our ability to attain future expansion and success with customers company through cross-selling and otherwise, our beliefs regarding the earnings accretive nature of this transaction, our beliefs regarding our ability to complete the contemplated acquisition, including negotiating definitive transaction documents, our beliefs regarding this company’s international presence in Europe and Asia and how this complements CDC Software’s infrastructure in those regions, our beliefs regarding the timing and availability for any products developed, our beliefs regarding company’s products, and other statements that are not historical fact, the achievement of which involve risks, uncertainties or assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the enterprise software market, the ability of CDC Software and company products to address the business requirements of the market, demand for and market acceptance of company technology, as well as: (a) the ability to realize strategic objectives by taking advantage of market opportunities; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations in our companies; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the ability to develop and market successful products and services; (f) the entry of new competitors and their technological advances; (g) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; and (h) the possibility of development or deployment difficulties or delays; If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Also, the results and benefits experienced by customers and users set forth in this press release may differ from those of other users and customers. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.